UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2014

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33609	30-0520478
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4520 East-West Highway, 3rd Floor Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2014, the Company's affiliate, Sucampo AG, and Takeda Pharmaceuticals International GmbH Limited entered into a global license agreement (Agreement) for AMITIZA® (lubiprostone). Under the terms of the Agreement, Sucampo will receive an upfront payment of $14 million from Takeda and will also be eligible for up to $35 million in additional commercial milestones contingent on the achievement of certain net sales revenue targets. Takeda will be responsible for all development activities and costs, with Sucampo assuming responsibility for the first $6 million in development expenses. Sucampo will supply the product to Takeda at a negotiated supply price. In addition, Takeda will become the marketing authorization holder and will be responsible for all commercialization and regulatory activities. The territories excluded from the Agreement are Canada, the United States, Japan and the People's Republic of China. Canada and the United States are covered by collaboration and license agreements with Takeda Pharmaceutical Company Limited and Japan is covered by a license and supply agreement with Abbott Japan Co. Ltd. The Agreement is effective until it expires on a country-by-country basis on the 14th anniversary of the date of the first commercial sale in that country.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal period ending December 31, 2014.

Item 8.01. Other Events.

On October 21, 2014, the Company issued a press release pursuant to which it announced that it had entered into the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 1.01 shall be deemed to be furnished, and not filed:

99.1 Press Release issued by the Company on October 21, 2014

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sucampo Pharmaceuticals, Inc.

Date:	October 21, 2014	By:	/s/ THOMAS J. KNAPP
			Name:	Thomas J. Knapp
			Title:	EVP, Chief Legal Officer and Corporate Secretary